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                                                                    EXHIBIT 11.1


                            SOFTWARE SPECTRUM, INC.
                   COMPUTATION OF PRIMARY EARNINGS PER SHARE

                                                        Year Ended        Month Ended
                                                         April 30,         April 30,             Year Ended March 31,
                                                       --------------   --------------     ------------------------------
                                                            1997              1996            1996                1995
                                                       --------------   --------------     ----------          ----------

 Net income (loss)                                     $     (845,000)  $     (495,000)    $7,366,000          $8,788,000
                                                       ==============   ==============     ==========          ==========
 Shares as adjusted:
 Average number of shares outstanding                       4,314,410        4,263,116      4,196,173           4,168,829

 Incremental shares from outstanding stock options
 as determined under the treasury stock method
 using average market price                                         *                *         63,526              47,885

 Shares as adjusted                                         4,314,410        4,263,116      4,259,699           4,216,714
                                                       ==============   ==============     ==========          ==========
 Primary earnings (loss) per share                     $         (.20)  $         (.12)    $     1.73               $2.08
                                                       ==============   ==============     ==========          ==========



*No incremental shares from outstanding stock options are included because such inclusion would be anti-dilutive.